Exhibit (a)(5)(cxxii)

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript ORCL—Oracle at JPMorgan Technology & Telecom Conference Event Date/Time: May. 04. 2004 / NTS ET Event Duration: N/A

CCBN StreetEvents	streetevents@CCBN.com	617.603.7900	www.streetevents.com	1

© 2004 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

FINAL TRANSCRIPT

ORCL - Oracle at JPMorgan Technology & Telecom Conference

CORPORATE PARTICIPANTS

Adam Holtz

J. P. Morgan—Senior Analyst

Jeffrey Henley

Oracle Corporation—Chairman and CFO

Important Notice

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

[TRANSCRIPT HAS BEEN REDACTED TO REMOVE STATEMENTS UNRELATED TO ORACLE’S TENDER OFFER]

PRESENTATION

Adam Holtz - J. P. Morgan—Senior Analyst

Good morning. My name is Adam Holtz (ph). I’m a senior analyst at J. P. Morgan, covering enterprise software. Thanks very much for coming out early this morning and I’m glad you did and I’m very happy to be presenting Oracle this morning. Here to tell you in further detail about the story is—we’re lucky enough to have the Chairman and Chief Financial Officer Jeff Henley. There is going to be a breakout after the presentation, which is going to be next door in the Colonial Room. And please join us for that as well. Jeff?

Jeffrey Henley - Oracle Corporation—Chairman and CFO

Thank you.

[REDACTED]

CCBN StreetEvents	streetevents@CCBN.com	617.603.7900	www.streetevents.com	2

© 2004 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

QUESTION AND ANSWER

[Redacted]

Unidentified

Legacy (inaudible), you went—once your application software started, you went out to PeopleSoft with a certain amount of elegance and, you know, that application software space is not paved with gold or anything. SAP and PeopleSoft are still having some problems here. So, I mean, I don’t, I don’t understand how you could go out and be better than those guys.

Jeffrey Henley - Oracle Corporation—Chairman and CFO

Well, I think our strategy in applications is no different than the old Jack Wells thing. You know, be a strong number one and number two. We’re number one in database by a large measure. We want to be a much stronger number two. SAP is much bigger than we are. So our strategy is to either try to grow faster than SAP and that’s been a mixed bag over the years, like seven, eight years. We’ve probably grown more years faster than they have, but still, they’re much bigger than us.

So for us to outgrow them for years and never—it’s going to be difficult. So our view is we need to scale up. We need to build a stronger position so an acquisition like a PeopleSoft allows us a lot more accounts, a lot more presence in accounts and gets a much bigger applications footprint in a lot of accounts. So that’s the idea there.

We think we can do it very profitably. We think it’s good for our earnings, our cash flow on one thing. So we think it’s—it makes financial sense in terms of that incremental contribution, but I think it very importantly gives us more presence in the application space. It gets us much closer to SAP in size. We think Microsoft is coming on strong over the years. We’re going to collide with them over the years as we start going into more and more small business. So it helps us with that, as well. They’re our major heavily resource competitor. And I think we’re looking at some other industry application things that would allow us, again, to add some what we call footprint in certain industries, where we get more presence and more aggregate amount of applications.

So, we’re—we continue to be very committed to the applications market. It’s not as profitable as the database business, at least historically. But I think it can be more and more profitable on the margin as we—as we get this scale and so forth. So, we’re—they’ve always been committed to the applications area. It’s just a question of how do we get a stronger and stronger, you know, market position in the application space. And by the way, we’re not—we’re not finished with PeopleSoft. I mean, I’m being deposed for two days. We’re going to trial with the justice department in June. We haven’t given up. Everyone may think we’re not going to do that deal. We shall see. We think we’re going to win the case against the justice department. So we haven’t given up on acquiring PeopleSoft. I wouldn’t say it’s highly probable we’re going to acquire them, but it’s certainly not remote, either, in our opinion.

[Redacted]

Unidentified

(inaudible)

Jeffrey Henley - Oracle Corporation—Chairman and CFO

OK, so—yes. Acquisition strategy, if we don’t buy PeopleSoft, would we be more aggressive on buying something else? I don’t think, it’s all mutually exclusive. So I think we have a variety of ideas, large and small. We’ve single—it started a couple of years ago. We were willing to be more—opened up to doing more large acquisitions. But the key is they have to make sense from a, you know, strategy—how to bring them into the company and also price. So, I don’t think, if we buy or don’t buy PeopleSoft, will have any difference, make any difference in terms of other acquisitions we do. Hopefully, they’ll—we’ll do them on their own merits and we wouldn’t feel, as a vendor, I had to do something just because we didn’t do PeopleSoft.

Unidentified

(inaudible)

Jeffrey Henley - Oracle Corporation—Chairman and CFO

Possibly. Absolutely. If the prices get out of whack, I mean, we’re just big believers that, you know, we’re not interested in diluting our earnings. If we’re not, if we’re—if we don’t things that don’t make any financial sense, why do we do them? I mean, Larry, myself, I think we’re very financially disciplined and it’s always a hard call. But I’ve seen too many people go out and buy things on synergy and then the synergy never happens. So we try to do things that—pretty risk averse, pretty, you know, more times than not, a high probability that they’ll make good financial sense. And if that means that we pass on deals like we have historically and we do in the future, then so be it.

But we’re not into destroying shareholder value, as I think a lot of companies have done that mistakenly. They gone on and done big aggressive acquisitions and, you know, they don’t get all the benefits and they reduce shareholders value. That’s not—none of us want to do that, but I just think a lot of people get carried away on doing large acquisitions. Hopefully, we’re not going to fall into that camp. Back there?

CCBN StreetEvents	streetevents@CCBN.com	617.603.7900	www.streetevents.com	3

© 2004 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

FINAL TRANSCRIPT

ORCL - Oracle at JPMorgan Technology & Telecom Conference

Unidentified

Jeff, can you talk about the transaction with AMS What went on there and it would look as though this is a great exhibit for you at the trial. If you can elaborate

Jeffrey Henley - Oracle Corporation—Chairman and CFO

Yes, we’ve publicly talked about that. But, I mean, they went through an evaluation, an ERP evaluation and looked at a variety of people and chose AMS, who happens to be a large applications player in governments. They don’t—we don’t see them in commercial. We have some other commercial players. So, we just thought it was ironic that they’re claiming that there’s only three competitors in these large complex enterprises. And that wasn’t one they mentioned. And then they turn around in their own group and bought AMS and we thought it was kind of ironic.

In fact, when I was in Europe, it was fascinating. An investor asked me last week in London and he said, well, if you buy PeopleSoft, I mean, is this going to—been in SAP and now you’re getting bigger together. I mean, are you just going to kill each other? Are prices going to go down even faster? I said, you ought to talk to the department of justice. Their theory is things get, you know, prices go back up, which is—makes no sense. But so, it’s all fascinating. But, you know, we continue to know that there are, you know, different—a whole bunch of different competitors out there and we’ll be making our case and showing a lot of facts in the trial in June.

Adam Holtz - J. P. Morgan—Senior Analyst

That’s all the time we have. Thanks very much.

CCBN StreetEvents	streetevents@CCBN.com	617.603.7900	www.streetevents.com	4

© 2004 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.